Exhibit 10.9

EXTENSION AGREEMENT

This Extension Agreement (“Amendment”) is made as of this 3rd day of June, 2009 by and between Ophthalmic Imaging Systems, a California corporation (“Company”), and The Tail Wind Fund Ltd. (“Tail Wind”) and Solomon Strategic Holdings, Inc. (“Solomon”, and together with Tail Wind, the “Holders”).

WITNESSETH:

WHEREAS, pursuant to that certain Securities Purchase Agreement (“Purchase Agreement”) dated as of October 29, 2007 by and between the Company and the Holders, on or about such date the Company sold and issued to the Holders (i) 6.5% Convertible Notes Due April 30, 2010 in the aggregate principal amount of $2,750,000 (“Notes”), which Notes are convertible into shares of common stock of the Company, no par value per share (“Common Stock”), and (ii) Warrants to purchase shares of Common Stock (“Warrants”); capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement, Notes or Warrants, as the case may be;

WHEREAS, pursuant to the Notes, the Company is required to make payment of Bi-Monthly Amounts until the Notes are repaid in full on the Maturity Date;

WHEREAS, all Bi-Monthly Amounts due prior to the date hereof have been paid in full;

WHEREAS, the Holders are willing to extend the payment dates for such Bi-Monthly Amounts and the Maturity Date on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Extension. In consideration for the New Warrants being issued pursuant to Section 2 below and subject to the terms hereof, the Holders hereby agree that:

(a)

each remaining Bi-Monthly Payment Date under the Notes, beginning on June 30, 2009 shall be extended by 18 months, such that the next occurring Bi-Monthly Payment Date shall be December 31, 2010 and thereafter the Bi-Monthly Payment Dates shall be the last Business Day of each other calendar month (for example, the originally scheduled Bi-Monthly Payment Date for June 30, 2009 shall be extended until and shall occur on December 31, 2010, the originally scheduled Bi-Monthly Payment Date for August 31, 2009 shall be extended until and shall occur on February 28, 2011, the originally scheduled Bi-Monthly Payment Date for October 31, 2009 shall be extended until and shall occur on April 30, 2011, and so forth); and

(b)	the Maturity Date under the Notes shall be extended until October 31, 2011;

provided however, that such extensions shall immediately expire and terminate, as if this Amendment were never entered into, in the event that the Company fails to receive at least $3,999,908.90 at a first closing of the Common Stock Financing Transaction (as defined below) on or prior to July 31, 2009 (“Financing Condition”). In the event that the Financing Condition is not timely satisfied, then (1) any and all Bi-Monthly Amounts which would have been previously due and payable if not for this Amendment shall become immediately due and payable, (2) any and all Bi-Monthly Amounts with an applicable Bi-Monthly Payment Date extended hereunder shall become due and payable on the Bi-Monthly Payment Date set forth in the Notes without consideration of this Amendment, and (3) the Maturity Date shall revert to April 30, 2010 (subject to acceleration as set forth in the Notes).

For purposes hereof, “Common Stock Financing Transaction” means the sale and issuance of an aggregate of 13,214,317 shares of Common Stock by the Company to U.M. AccelMed Limited Partnership (“AccelMed”) in a capital raising financing to occur in two closings, provided that (a) the direct or indirect effective purchase price per share of Common Stock shall be equal to $0.41522 for the 9,633,228 shares of Common Stock sold in the first closing of the Common Stock Financing Transaction and $0.55848 for the 3,581,089 shares of Common Stock sold in the deferred closing of the Common Stock Financing Transaction, (b) the transaction shall not be a Variable Rate Transaction or MFN Transaction or otherwise contain any adjustments to such effective sale price per share or any exercise price under any warrants (except for weighted-average anti-dilution adjustment of the exercise price under warrants in connection with any equity issuances, substantially similar to that set forth in the Warrants), and (c) the Company may issue to the purchasers thereof, in connection with any such financing, warrants to purchase a number of shares of Common Stock equal to up to 33% of the number of shares of Common Stock sold to such purchasers in such financing, provided that the effective exercise price per share of Common Stock under such warrants shall be equal to $1.00.

The Company represents and warrants to the Holders that (i) it has entered into an agreement to receive $3,999,908.90 million in the first closing of the Common Stock Financing Transaction, and (ii) the purchaser therein has committed to invest an additional $1,999,966.50 in the deferred closing of the Common Stock Financing Transaction contemplated to occur on or prior to June 30, 2010, provided that such second round Common Stock Financing Transaction is subject to certain milestones to be achieved by the Company which are set forth in such agreement.

2.   New Warrants. As consideration for the extensions granted by the Holders herein, the Company shall issue and deliver to the Holders 3-year warrants to purchase 500,000 shares of Common Stock in the aggregate at an initial exercise price per share equal to $1.00 (“New Warrants”). The New Warrants shall be in the same form as the Warrants, except that the initial Warrant Price shall be $1.00, the Issuance Date shall be the date hereof, the Expiration Date shall be three (3) years from the date hereof, and Cashless Exercise shall be permitted nine (9) months following the date hereof if there is not an effective registration statement and current prospectus covering the resale of all the shares of Common Stock underlying the New Warrants by the Holders. Such New Warrants shall be duly and validly issued and free and clear of all liens, claims and encumbrances and shall be delivered to the Holders within five (5) business days after the date hereof.

3.   Conditions Subsequent. The Financing Condition and the Company’s obligation to timely issue the New Warrants shall be conditions subsequent to this Amendment, and if such conditions are not timely made then this Amendment shall be null and void as if this Amendment were never entered into, provided that if the Financing Condition is not satisfied the Holders shall still keep and retain the New Warrants without any affect thereon.

4.   Rule 144. The Company acknowledges and agrees that, for purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (“Securities Act”), the holding period for the shares of Common Stock issuable upon conversion or cashless exercise of, or otherwise pursuant to, the Notes and/or Warrants, shall have commenced on October 29, 2007 (the date of original issuance of the Notes and the Warrants), notwithstanding this Amendment. Without limiting the foregoing, if at any time it is determined that such holding period does not relate back to such date, the Company will promptly cause the registration of all such underlying shares under the Securities Act to the extent not so registered (without regard to any beneficial ownership or issuance limitations contained in the Notes and/or Warrants). In connection with any registration of shares of Common Stock pursuant to this Section, the Company and the Holders shall enter into a registration rights agreement containing customary and reasonable provisions regarding the registration of securities under the Securities Act which shall not be more favorable than the registration rights granted under the Common Stock Financing Transaction.

5.   Adjustments. For clarification, the Conversion Price under the Notes and the Warrant Price under the Warrants shall be adjusted in accordance with their terms as a result of any Common Stock Financing Transaction and the issuance of the New Warrants and the Company shall promptly deliver to the Holders a notice of adjustment pursuant to the Notes and Warrants reflecting the adjusted Conversion Price and Warrant Price in connection with the Common Stock Financing Transaction and the issuance of the New Warrants.

6.   Disclosure. To the extent the transactions contemplated by this Amendment constitute material non-public information concerning the Company or are otherwise required to be publicly disclosed under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the Company shall, within three (3) business days following the date hereof, issue a press release and/or Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby. The Company and the Holder shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby.

7.   Waiver.  Each of the Holders hereby:

(a) acknowledges that the Company has provided advance written notice to the Purchasers, within the prescribed period, pursuant to Section 7.3 of the Purchase Agreement, with respect to the currently contemplated Common Stock Financing Transaction with AccelMed;

(b) expressly waives its right to participate in the currently contemplated Common Stock Financing Transaction with AccelMed pursuant to Section 7.3 of the Purchase Agreement;

(c) expressly waives its right to have the Company reserve 125% of the number of shares of Common Stock sufficient to permit the full conversion of Notes (including payment and repayment of interest and principal thereon) and to permit the full exercise of the Warrants in accordance with the terms of the Warrants pursuant to Section 7.5 of the Purchase Agreement, until June 30, 2010, provided that the Company reserves at least 1.4 million shares of Common Stock for the conversion of the Notes and exercise of the Warrants and New Warrants;

(d) expressly waives its rights triggered upon a Change in Control Transaction (as defined therein) in connection with the currently contemplated Common Stock Financing Transaction with AccelMed, pursuant to Section 3(c)(vi) of the Notes, provided that AccelMed does not beneficially own in excess of 49.9% of the Company’s outstanding common stock or voting power (provided for this purpose that AccelMed shall not be deemed to beneficially own (i) any shares underlying warrants until such warrants are exercised but shall be deemed to own any shares into which convertible debt or convertible preferred securities are convertible if such securities entitle AccelMed to any voting rights, or (ii) any shares issued upon exercise of warrants so long as such shares are sold in a private transaction or publicly on a national securities exchange or the Over-the Counter Bulletin Board within 90 days following such exercise and during such 90-day period AccelMed does not vote such shares on, or consent to, any matters concerning the Company or otherwise engage in any corporate actions concerning the Company); provided however, that AccelMed’s beneficial ownership of the Company’s outstanding common stock may exceed such 49.9% figure if such excess is due solely to the Company’s retirement to treasury or cancellation of shares currently owned by MediVision which are forfeited to the Company in connection with the acquisition of MediVision, so long as AccelMed does not vote such shares in excess of 49.9% (or otherwise consent to any action or matter in lieu of a vote).

(e) expressly waives its right to convert the Notes under Section 3 of the Notes and exercise the Warrants under Sections 2(a) and (c) of the Warrant in an aggregate amount in excess of 1.4 million shares of Common Stock until the earliest to occur of (i) June 30, 2010, (ii) the date on which the Company amends its Articles of Incorporation to increase the amount of shares of Common Stock to 100 million; and (iii) the date on which the Company consents to the conversion of the Notes in full and exercise the Warrants in full (such earliest date, the “Deadline”) (for clarification, with respect to any cashless exercise of any warrants only the net number of shares of Common Stock to be received shall be counted with respect to the 1.4 million shares limit).

8.   Additional Shares.   If at any time after the Deadline the Company does not have duly authorized and reserved for issuance to the Holders, upon conversion and exercise of the Notes, Warrants and New Warrants, a number of shares of Common Stock at least equal to 125% of the number shares issuable in the aggregate upon full conversion of the Notes and full exercise of the Warrants and New Warrants (without consideration of any limitations on beneficial ownership contained therein) (“Reserve Amount”), then (i) such failure shall constitute an Event of Default under the Notes, and (ii) each Holder may compel the Company to purchase its Warrants and/or New Warrants at the Black-Scholes Option Pricing Model value for such securities. If at any time after December 31, 2009 (“Effective Date”) the Company does not have authorized and reserved for issuance to the Holders, upon conversion and exercise of the Notes, Warrants and New Warrants, a number of shares of Common Stock at least equal to the Reserve Amount, then the Company shall make pro-rata payments to the Holders, as liquidated damages and not as a penalty, in an amount equal to 2% of the sum of the aggregate principal amount then outstanding under the Notes for each month (or portion thereof) following the Effective Date that the Company does not have the requisite number of duly authorized and reserved shares as provided herein..

9.    Miscellaneous.

(a) Full Force and Effect. Except as otherwise expressly provided herein, each of the Purchase Agreement, the Notes, the Warrants and the other agreements and transactions contemplated thereby (“Transaction Documents”) shall remain in full force and effect. Except for the waiver and modifications contained herein, this Amendment shall not in any way waive or prejudice any of the rights or obligations of the Holders or the Company under the Transaction Documents, under any law, in equity or otherwise, and such modifications shall not constitute a waiver or modification of any other provision of the Transaction Documents nor a waiver or modification of any subsequent default or breach of any obligation of the Company or of any subsequent right of the Holders.

(b) Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

(c)  Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Amendment may be executed by facsimile or by email of a digital image format or portable document format of the signature page hereto.

(d) Entire Agreement. This Amendment together with the Purchase Agreement (and all documents referred to therein), the Notes, the Warrants and the New Warrants contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Holders make any representation, warranty, covenant or undertaking with respect to such matters.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first written above.

OPHTHALMIC IMAGING SYSTEMS INC. By: /s/ Gil Allon Name: Gil Allon Title: Chief Executive Officer

By: /s/ Ariel Shenhar Name: Ariel Shenhar Title: Chief Financial Officer

THE TAIL WIND FUND LTD. By: TAIL WIND ADVISORY AND MANAGEMENT LTD., as investment manager By: /s/ Daniel Nye Name: Daniel Nye Title: Portfolio Manager

SOLOMON STRATEGIC HOLDINGS, INC. By: /s/ Andrew P. MacKellar Name: Andrew P. MacKellar Title: Director